Exhibit 21.1

List of Subsidiaries of Natural Resource Partners L.P.

NRP (Operating) LLC

NRP Finance Corporation

WPP LLC

ACIN LLC

WBRD LLC

Hod LLC

Shepard Boone Coal Company LLC

Gatling Mineral, LLC

Independence Land Company, LLC

Williamson Transport, LLC

Rivervista Mining, LLC

NRP Trona LLC

BRP LLC

BRP Minerals LLC

CoVal Leasing Company, LLC